EXHIBIT 12.1
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
                    INTERAMERICAS COMMUNICATIONS CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                       (AMOUNTS IN THOUSANDS OF DOLLARS)
                                                                            THREE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                   MARCH 31,
                            ---------------------------------------------   ------------------
                            1993     1994      1995      1996       1997      1997      1998
                            ----    ------    ------    ------    -------    ------    ------
Pre-tax loss                $(87)   (2,531)   (2,873)   (4,626)   (15,632)   (1,224)   (5,219)

Fixed Charges:
  Interest expense             7       313       319       246      5,934       215     5,403
  Interest capitalized         -         -         -         -        712         -       206
                            ----    ------    ------    ------    -------    ------    ------
    Total fixed charges        7       313       319       246      6,646       215     5,609

Earnings (loss) before
 income taxes and
 fixed charges               (80)   (2,218)   (2,554)   (4,380)    (8,986)   (1,009)      390

Ratio of earnings
 to fixed charges            N/A       N/A       N/A       N/A        N/A       N/A      0.07x

Deficiency of earnings
 to cover fixed charges      (87)   (2,531)   (2,873)   (4,626)   (15,632)   (1,224)   (5,219)
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